Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Chang G. Park, CPA, Ph. D.
t 2667 CAMINO DEL RIO SOUTH SUITE B t SAN DIEGO t CALIFORNIA 92108 t
t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480
t E-MAIL changgpark@gmail.com t

July 28, 2009

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of July 24, 2009 on the audited consolidated financial statements of Dot VN, Inc. as of April 30, 2009 and 2008, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/Chang G. Park

Chang G. Park, CPA